MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT is dated the 15th day of March, 2005.

BETWEEN:

Entourage Mining Ltd., a company duly incorporated in the Province of British Columbia, having an office at 614 – 475 Howe Street, Vancouver, BC V6C 2B3

(“Entourage”)

OF THE FIRST PART

AND:

FAYZ YACOUB, Professional geologist and businessman, in the Province of British Columbia, having an office at 6498 – 128B Street, Surrey, British Columbia

(the “Owner”)

OF THE SECOND PART

WHEREAS

A.
The Owner owns certain mineral property interests (commonly referred to as the “Doran Property”) located in south-central Quebec, which mineral property interests are more particularly described in Schedule “A” attached hereto which forms a material part of this Agreement; and

B.
The Owner wishes to grant an option to Entourage to acquire a one hundred percent (100%) undivided beneficial right, title and interest in and to the Doran Property (as hereinafter defined), and Entourage wishes to acquire the same on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1.	DEFINITIONS

1.1	In this Agreement and in the Schedules and the recitals hereto, unless the context otherwise requires, the following expressions shall have the following meanings:

“Doran Property” (the 'Property’) means those mineral claims described in Schedule "A" hereto, together with all prospecting, research, exploration, exploitation, operating and mining permits, licenses and leases associated therewith, mineral, surface, water and ancillary or appurtenant rights attached or accruing thereto, and any mining license or other form of substitute or successor mineral title or interest granted, obtained or issued in connection with or in place of or in substitution for any such Property.

“Execution Date” means the date the parties hereto have executed this Agreement.

“Expenditures” means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by Entourage from the date hereof in connection with the exploration and development of the Property; including monies expended in maintaining the Property in good standing and in applying for and securing all necessary leases or permits; monies expended toward all taxes, fees and rentals; monies expended in doing and filing assessment work; expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, drilling and drifting, raising and other underground work, assaying and metallurgical testing and engineering, environmental studies, data preparation and analysis; costs of acquiring or preparing research materials, technical or geological reports and data; costs of paying the fees, wages, salaries, traveling expenses, of all persons engaged directly in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons; and including a charge in lieu of overhead, management and other unallowable costs equal to ten (10%) percent of all such expenditures.

“Option” has the meaning ascribed to it in section 2.1 below.

“NSR Royalty” has the meaning ascribed to it in section 2.5 below.

“Shares” mean common shares in the capital stock of Entourage or any successor company resulting from any merger, amalgamation or other corporate reorganization(s) of Entourage.

“Title Dispute” shall have the meaning ascribed to it in section 13.1.

2.	GRANT OF OPTION

2.1
The Owner hereby gives and grants to Entourage the sole and exclusive right and option (the "Option") to acquire from the Owner a one hundred percent (100%) undivided beneficial right, title and interest in and to the Property (subject to the NSR Royalty reserved to the Owner as referred to in section 2.5) in accordance with the terms of this Agreement.

2.2	In order to exercise the Option and to earn its interest in the Property, Entourage shall:

	(a)	issue and deliver to the Owner a total of 750,000 Shares as follows:

		(i)	125,000 Shares within ten business days of the date of approval of this Agreement by both parties;

		(ii)	an additional 125,000 Shares on or before March 15, 2006;

		(iii)	an additional 250,000 Shares on or before March 15, 2007; and

		(iv)	an additional 250,000 Shares on or before March 15, 2008;

	(b)	make cash payments to the Owner of a total of $220,000 as follows:

(i)
Thirty-five thousand ($35,000) dollars on the Execution Date, less the sum of five thousand ($5,000) which is non-refundable, which has been received by the Owner and the receipt of which is hereby acknowledged by the Owner;

		(ii)	an additional thirty-five thousand ($35,000) dollars on or before March 15, 2006;

		(iii)	an additional seventy-five thousand ($75,000) dollars on or before March 15, 2007;

		(iv)	an additional seventy-five thousand ($75,000) dollars on or before March 15, 2008; and

	(c)	subject to section 2.4 below, incur at least one million ($1,000,000) dollars of Expenditures on the Property, as follows:

		(i)	two hundred thousand ($200,000) dollars on or before the first anniversary date of the Execution Date;

		(ii)	an additional three hundred thousand ($300,000) dollars on or before the second anniversary date of the Execution Date; and

(iii)	an additional five hundred thousand ($500,000) dollars on or before the third anniversary date of the Execution Date.

The issuance of 750,000 Shares, the cash payments totaling $220,000 and the requisite $1,000,000 in Expenditures required to exercise the Option, all as set out above, are herein collectively referred to as the “Option Price”.

2.3
Any Shares delivered, cash payments made, or Expenditures incurred toward the Option Price that is over and above that required to be made during a particular time period in section 2.2 shall be carried forward and applied against the required payment in the subsequent period(s). Once all shares are delivered and cash payments made Entourage will have delivered the consideration comprising the Option Price; as such, any remaining requisite Expenditure requirements will cease and Entourage will earn a 100% undivided beneficial right, title and interest in the Property (subject to the NSR Royalty reserved to the Owner as referred to in section 2.7).

2.4
Subject to sections 13.1 and 13.2, should Entourage fail to deliver the consideration comprising the Option Price within the time periods set forth herein, the Owner shall provide Entourage with written notice of default and Entourage shall have a period of 45 days following receipt of such notice of default to rectify the same, failing which the Option and this Agreement shall automatically terminate at the end of such 45 day notice period without further notice from the Owner.

2.5.1
The purchase and sale of the Property is subject to a 2.5% net smelter return royalty (“NSR Royalty”) in favour of the Owner, which NSR Royalty shall be calculated in accordance with the formula set out in Schedule “B” attached hereto and forming a material part of this Agreement. Entourage may, from time to time, purchase up to three-fifths (i.e., 1.5% NSR Royalty) of the NSR Royalty for one million seven hundred fifty thousand dollars ($1,750,000) on the basis of one hundred thousand dollars for each one-tenth percent of the NSR Royalty (i.e., $100,000 per 0.1% NSR Royalty) acquired on the first two-fifths of the NSR Royalty (i.e, the first 1.0% NSR Royalty), and one hundred fifty ($150,000) dollars for each one-tenth percent of the NSR Royalty (i.e., $150,000 per 0.1% NSR Royalty) thereafter for the remaining NSR Royalty (i.e., the remaining 0.5% NSR Royalty). To exercise its option to purchase the NSR Royalty or any portion thereof, Entourage must provide the Owner with at least 30 days advance written notice of its intention to do so, and must close upon each purchase within 60 days of each notice. This option to purchase the three-fifths of the NSR Royalty may be exercised in whole or in part; exercise may occur in portions and the purchase option survives the term of this agreement and the exercise of the Option on the Doran Property.

2.6	This Agreement is an option only and after the Optionee has paid the sum of

$35,000 ($5,000 of which has been paid) and issued 125,000 shares of Entourage to the Owner; any further payments, share allotments and issuances and the making of any Expenditures are entirely at the election of Entourage.

2.7	Entourage has the right, at any time, to prepay or accelerate payment of, the Option Price.

3.	ACQUISITION OF INTEREST IN THE PROPERTY

3.1
At such time as Entourage has paid to the Owner the Option Price in accordance with sections 2.2 and 2.3 above, within the time periods specified therein, the Option shall be deemed to have been exercised by Entourage and Entourage shall have thereby, without any further act, acquired a one hundred percent (100%) undivided beneficial right, title and interest in and to the Property.

3.2
Subsequent to the signing of this Agreement, should the Owner or the Optionee acquire any interest in and to any mineral claims (mineral claims that are not included in Schedule "A" or have been acquired by the Owner previous to signing this Agreement) within 5km of the existing Property boundary line, such additional mineral claims will become part of the Property for the purposes of this Agreement.

4.	REGISTRATION AND TRANSFER OR PROPERTY INTERESTS

4.1
Upon the request of Entourage after execution of the Agreement and at any time during the term of this Agreement, the Owner shall assist Entourage to record this Agreement with the appropriate mining recorder.

4.2
The Owner shall further provide Entourage with such recordable transfers as Entourage and its counsel shall require in order to record its due interests in respect of the Property upon exercise of the Option.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Entourage represents and warrants to the Owner that:

(a) it has full power and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b) all necessary corporate approvals have been, or will be obtained and are, or will be in effect with respect to the transactions contemplated hereby;

(c)
neither the execution and delivery of this Agreement nor any of the agreements contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and

	(d)	upon issuance, the Shares shall be validly issued as fully paid and non- assessable common shares of the Company.

5.2	The Owner hereby represents and warrants to Entourage that:

	(a)	he has full power, capacity and authority to enter into and perform his obligations under this Agreement and any agreement or instrument referred to or contemplated herein;

(b)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which he is a party;

(c)
he is the legal and beneficial owner of all of the mineral interests comprising the Property, free and clear of all liens, charges and encumbrances and no taxes, claim or other maintenance fees or rentals are due with respect to the Property and the Property is current in assessment work due;

	(d)	the Property is accurately described in Schedule "A" attached hereto;

(e)
each of the mineral claims comprising the Property has been duly and validly granted to or staked by the Owner, and is properly located and recorded with the appropriate mining authorities pursuant to all applicable laws and regulations of the jurisdiction in which the Property is situate.

	(f)	to the best of his knowledge, there are no restrictions on the exploitation of minerals on the Property;

	(g)	the Owner has the exclusive right to enter into this Agreement and has all necessary authority to dispose of his interests in and to the Property in accordance with the terms of this Agreement;

(h)
to the best of his knowledge, there are no adverse claims or challenges against or to the ownership of or title to any of the mineral interests comprising the Property or which may impede development, nor to the knowledge of the Owner is there any basis for any potential claim or challenge, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no persons have any royalty, net profits or other interests whatsoever in production from any of the mineral interests comprising the Property;

	(i)	there are no pending or threatened actions, suits, claims or proceedings regarding the Property or any portion thereof of which the Owner is aware; and

(j)
the Owner has the full right and authority to exercise the Owner’s rights and remedies under this Agreement, to waive any default of Entourage under this Agreement, to exercise any and all claims which the Owner may have as against Entourage under this Agreement and to collect, distribute and account for any and all payments and issuances made by Entourage to the Owner under this Agreement, and;

	(k)	there is no material environmental liability outstanding nor is there any outstanding reclamation work which is needed to be performed on the property, nor

	(l)	is the Owner a party, now or in the past, to any other agreements(s) transferring an interest in the property.

5.3
The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by Entourage and each of the parties shall indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

6.	COVENANTS OF THE OWNER

6.1	While the Option remains outstanding, the Owner covenants and agrees with Entourage to:

	(a)	for so long as Entourage is not in default hereunder, not do any act or thing which would in any way adversely affect the rights of Entourage hereunder;

(b)
make available to Entourage and its representatives all records, maps, reports, drill core and files in its possession relating to the Property and permit Entourage and its representatives at their own risk and expense to take abstracts there from and make copies thereof;

	(c)	co-operate as reasonably necessary with Entourage in obtaining any access, surface and other rights on or related to the Property as Entourage reasonably deems desirable; and

	(d)	promptly provide Entourage with any and all notices and correspondence received by the Owner from any relevant government agencies in respect of the Property; and

	(e)	indemnify Entourage for any work done by Owner or Owner as agent for On Track Exploration Ltd.

7.	PRE-EXERCISE ACTIVITIES

7.1
Prior to exercise of the Option, Entourage shall have full right, power and authority to do everything necessary or desirable in accordance with good mining practice in connection with the exploration and development of the Property, including without limiting the generality of the foregoing, the exclusive right to:

(a)
enter the Property and have exclusive and quiet possession of the Property, to regulate access to the Property, as well as the use and enjoyment thereof without interruption by or disturbance from the Owner, or any person claiming by, through or under the Owner;

(b)
do such prospecting, exploration, development, exploitation and other mining work thereon and thereunder as Entourage may in its sole discretion consider advisable or desirable subject to the approval of all applicable laws and regulations and act as Operator of the property as the term Operator is commonly understood in the mining industry

	(c)	bring and erect upon the Property such equipment and facilities as Entourage may in its sole discretion consider advisable or desirable;

(d)
remove materials from the Property for the purposes of assaying and testing, bulk sampling or otherwise as Entourage may in its sole discretion consider advisable or desirable, and dispose of such materials by way of sale or otherwise as Entourage may in its sole discretion consider advisable or desirable; and

(f)
participate with the Owner in negotiating such agreements as may be necessary or in Entourage’s best interests with the owners of and other persons having interests in the Property concerning surface or access rights affecting the Property, provided that if and to the extent that the Owner has any such rights affecting the Property, such rights are hereby included in the Property and are subject to the Option hereunder; and

	(g)	to bring third parties and contractors on the property

7.2	Prior to exercise of the Option, Entourage shall have the following duties and obligations:

(a)
To manage, direct and control all exploration, development and production operations in, on and under the Property in a prudent and workmanlike manner, and in compliance with all applicable laws, rules, orders and regulations;

(b)
Subject to the terms and conditions of this Agreement, to pay all taxes, rentals and maintenance fees on the Property as may be necessary to keep the Property in good standing and free and clear of liens, charges and encumbrances of every character arising from operations hereunder (except liens for taxes not yet due, and other claims and liens contested in good faith by Entourage) and to proceed with all diligence to contest or discharge any lien that is filed;

(c)
file all applicable work for assessment credits against the respective claims comprising the Property. Any excess work shall be applied equally to the portable assessment credit account of Entourage and the Owner; as such portable assessment credit account is applicable in the Province of Quebec;

	(d)	to obtain and maintain, or cause any contractor engaged to obtain and maintain, adequate insurance coverage with respect to activities on or with respect to the Property;

	(e)	to perform its duties and obligations in a manner consistent with good exploration and mining practices;

(f)
defend, indemnify and save the Owner and its directors, officers and employees harmless from any and all losses, damages, expenses, claims, suits, actions or demands of any kind or nature whatsoever in any way referable to or arising out of any work done by Entourage on or with respect to the Property;

(g)
prior to commencing any operations or activities on the Property, obtain all necessary operating and environmental permits and post any required reclamation or other bonds or safekeeping agreements required by any governmental agency; and

(h)
Entourage shall permit the Owner, or his representatives duly authorized in writing, to visit and inspect the Property at all reasonable times and intervals, and inspect all data obtained by Entourage as a result of its operations thereon, subject to such confidentiality arrangements as Entourage may reasonably consider appropriate.

7.3
Entourage agrees to offer all contracts to undertake the first and second years of exploration work ($200,000 and $300,000 respectively) on the Property to On Track Exploration Ltd, (“OTEL”) provided that the rates quoted by OTEL are competitive commercial rates and OTEL can provide the services in a timely manner, to the satisfaction of Entourage. The parties agree that a mutually acceptable professional geologist, with expertise in uranium exploration, will be chosen to supervise all geophysical and geological work performed on the Property by OTEL. Further geophysical and geological exploration work will be negotiated with On Track Exploration Ltd. at the conclusion of the second year work program.

8.	TERMINATION OF OPTION

8.1	This Agreement, except for the provisions of sections 9 and 11, and the Option shall (unless otherwise agreed by the Owner in writing) terminate:

(a)
at the end of the 45 day notice period set out in section 2.4, if the outstanding Option Price required to be paid by Entourage pursuant to this Agreement has not been paid by Entourage to the Owner by such date;

(b) if Entourage gives notice to the Owner in accordance with section 8.2; or

(c)
upon Entourage being or becoming in default of any other material obligation hereunder, and upon Entourage failing to rectify the same within 45 days following receipt from the Owner of notice of such default.

8.2	At any time prior to the exercise of the Option, Entourage shall have the right to terminate this Agreement and the Option by giving not less than thirty (30) days' notice to that effect to the Owner.

9.	OBLIGATIONS OF ENTOURAGE ON TERMINATION OF THE OPTION

9.1
If this Agreement is terminated for any reason whatsoever prior to the exercise of the Option, this Agreement, including the Option, (but excluding this section 9 and section 13 which shall both continue in full force and effect for so long as is required to give full effect to the same) shall be of no further force and effect except that Entourage shall:

(a) vacate the Property, and leave the Property:

(i) in good standing and in accordance with the applicable laws and regulations, with a minimum of six months of assessment credits filed against the same;

(ii) free and clear of all liens, charges and encumbrances arising from this Agreement or its operations hereunder;

		(iii)	in a safe and orderly condition; and

(iv)
in a condition which is in compliance with all applicable rules and orders of governmental authorities with respect to reclamation and restoration of the surface of the Property insofar as is required by the exploration work performed during the term of this agreement;

(b)
deliver to the Owner, within one hundred twenty (120) days of termination, a report on all work carried out by Entourage on the Property together with copies of all maps, drillhole logs, assay results, reports and other information compiled or prepared by or on behalf of Entourage with respect to work on or with respect to the Property, and make available to the Owner (at the place of storage) all core, samples and sample pulps and rejects;

(c)
unless otherwise agreed by the Owner, remove from the Property within six months of the effective date of termination all materials, equipment and facilities erected, installed or brought upon the Property by or at the instance of Entourage. If the same is not completely removed, then the Owner may, at his option, retain the same as the Owner’s property, or remove the same from the Property at Entourage’s expense; and

	(d)	deliver to the Owner a duly executed quitclaim of all right, title and interest of Entourage in and to the Property in favour of the Owner.

10.	CONFIDENTIAL NATURE OF INFORMATION

10.1
Each party agrees that all information obtained hereunder shall be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority, securities commission or stock exchange having jurisdiction or with the written consent of the other party, such consent not to be unreasonably withheld. The parties expressly agree that Entourage may use confidential information to secure funding or financing necessary to perform its obligations under this agreement.

11.	ASSIGNMENT

11.1
Entourage may at any time assign or transfer any or all of its interest herein, provided such assignee agrees to abide by and be bound by the terms of this Agreement in the same manner and to the same effect as if an original signatory hereto.

12.	NOTICES

12.1
Any notice, direction or other instrument required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by facsimile in each case addressed to the address first listed above or the following facsimile numbers:

	(a)	If to the Owner at facsimile no. :(604) 596-8592; and

	(b)	If to Entourage at facsimile no.: (604) 669-4368.

12.2
Any party may at any time give to the others notice in writing of any change of address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified shall be deemed to be the address of such party for the purposes of giving notice hereunder.

13.	FORCE MAJEURE

13.1
Entourage shall not be deemed to be in default hereunder for failure or delay to perform any of its covenants pursuant to this Agreement, including payments toward the Option Price, if prior to the requirement to perform such covenant any event of force majeure (including, without limiting the generality of the foregoing, equipment breakdown, regulatory delays, government permitting delays and delays arising from inclement weather) arises which precludes Entourage from undertaking work on the Property (except for Entourage’s lack of funds or inability to raise funds), or a material dispute arises as to the ownership or title to any part of the Property or to the minerals therein, including land claims by Inuit, aboriginal, native, indigenous or First Nations people (a “Title Dispute”).

13.2
Should Entourage seek to rely on the provisions of subsection 13.1 it shall promptly give written notice to the Owner of the particulars thereof and all time limits imposed by this Agreement shall be extended from the date of delivery of such notice by a period equivalent to the period of delay resulting from such event of force majeure or Title Dispute.

14.	ARBITRATION

14.1
If any question, difference or dispute shall arise between the parties in respect of any matter arising under this Agreement or in relation to the construction hereof, the same shall be referred to a mutually acceptable arbitrator. If an agreement is not settled within 30 days of the referral, the award of one arbitrator shall determine the dispute. The decision of the arbitrator shall be made within 30 days after the selection. The expense of the arbitration shall be borne equally by the parties to the dispute. The arbitration shall be conducted in accordance with the provisions of the Commercial Arbitration Act (British Columbia), as amended, and the decision of the arbitrator shall be conclusive and binding upon the parties. The rules and procedures for the arbitration shall be procedures established by the B.C. Arbitrators Institute. The place of arbitration shall be Vancouver, British Columbia, Canada. If the parties cannot agree on a mutually acceptable arbitrator within 30 days of a dispute arising, the question, difference or dispute shall be referred to the courts of British Columbia.

15.	GENERAL

15.1	The parties shall execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

15.2
All references to dollar amounts in this Agreement shall be to lawful currency of Canada, unless specifically provided to the contrary. All payments to be made to any party hereunder may be made by cheque, money order, wire transfer or bank draft mailed or delivered to such party at its address for notice purposes as provided herein, or deposited for the account of such party at such bank or banks in Canada as such party may designate from time to time by notice to the paying party.

15.3	This Agreement shall ensue to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

15.4
This Agreement shall constitute the entire agreement between the parties and, except as hereafter set out, replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

15.5	Any modification of this Agreement will be effective only if it is in writing and signed by both parties hereto.

15.6	This Agreement shall be governed by and construed according to the laws of British Columbia and the laws of Canada applicable therein. Subject to section

14.1, all actions arising from this Agreement shall be commenced and maintained in the Supreme Court of British Columbia.

15.7	This Agreement may be subject to regulatory approval and the parties agree to make any reasonable amendments hereto as may be required by any regulatory authorities.

15.8
The parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any party the partner, agent or legal representative of any other party. No party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

15.9
No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

15.10
If any one or more of the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15.11
This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF the parties hereto have executed these presents as of the date first above written.

ENTOURAGE MINING LTD.

“Greg Kennedy”

per: Greg Kennedy

Authorized Signatory

“Fayz Yacoub”

FAYZ YACOUB

SCHEDULE “A”

THIS IS SCHEDULE “A” to the Mineral Property (Doran) Option Agreement dated the 15 day of March, 2005, between Entourage Mining Ltd. and Fayz Yacoub.

MINERAL CLAIMS COMPRISING THE PROPERTY

Title #	Row	Column	Surface Area (ha)
CDC 0048705	05	20	55.01
CDC 0048706	05	21	55.01
CDC 0048707	05	22	55.01
CDC 0048708	05	23	55.01
CDC 0048709	06	20	55.00
CDC 0048710	06	23	55.00
CDC 0048711	07	20	54.99
CDC 0048712	10	24	54.96
CDC 0048713	11	21	54.95
CDC 0048714	11	24	54.95
CDC 0048715	14	22	54.92
CDC 0048716	14	23	54.92
CDC 0048651	07	22	54.99
CDC 0048652	07	23	54.99
CDC 0048653	08	22	54.98
CDC 0048654	08	23	54.98
CDC 0048655	09	22	54.97
CDC 0048656	09	23	54.97
CDC 0048657	10	22	54.06
CDC 0048658	10	23	54.96
CDC 0048659	11	22	54.95
CDC 0048660	11	23	54.95
CDC 0048661	12	22	54.94
CDC 0048662	12	23	54.94
CDC 0048663	13	22	54.93
CDC 0048664	13	23	54.93
CDC 0048665	06	21	55.00
CDC 0048666	06	22	55.00
CDC 0048667	07	21	54.99

CDC 0064114	08	20	54.98
CDC 0064115	08	21	54.98
CDC 0064116	09	20	54.97
CDC 0064117	09	21	54.97
CDC 0064118	10	21	54.96
CDC 0064119	12	21	54.94
CDC 0064120	12	24	54.94
CDC 0064121	13	21	54.93
CDC 0064122	13	24	54.93
CDC 0064123	14	21	54.92
CDC 0064124	14	24	54.92
CDC 0064125	15	21	54.91
CDC 0064126	15	22	54.92
CDC 0064127	15	23	54.92
CDC 0064128	15	24	54.92

Total: 44 mineral claims

SCHEDULE “B”

THIS IS SCHEDULE “B” to the Mineral Property Option Agreement dated the 15th day of March, 2005, between Entourage Mining Ltd. and Fayz Yacoub.

NET SMELTER RETURN ROYALTY
(NSR ROYALTY)

1.
Pursuant to the Mineral Property Option Agreement to which this Schedule “B” is attached, the Owner (the “Recipient”) may receive a Net Smelter Return royalty (the “NSR Royalty”) based on proceeds received by Entourage (the “Producer”) from production from the Property as described in Schedule “A” of the Agreement, free and clear of all costs of development and operations.

2.
“Net Smelter Return” shall mean the actual proceeds received by the Producer from any mint, smelter, or other purchaser for the sale of ores, metals or concentrated products (“Product”) from the Property derived from commercial production (and not from bulk sampling, pilot plant operations or preliminary production) and sold after deducting from such proceeds the following charges to the extent that they were not deducted from such proceeds by the purchaser in computing payment: smelting and refining charges; penalties; cost of transportation of ores, metals or concentrates from the Property to any mint, smelter or other purchaser; cost of insurance of the products; and any export and import taxes on said ores, metals or concentrates levied by the country into which such ore, metals or concentrates are imported, if such charges or costs are deducted from the proceeds received.

3.
Payment of the NSR Royalty shall be made quarterly within 45 days after the end of each fiscal quarter of the Producer, on actual proceeds received by the Producer from the sale of Product from the Property, and shall be accompanied by un- audited calculations and statements pertaining to the operations carried out on the Property. Within 140 days after the end of each fiscal year of the Producer in which the NSR Royalty is payable, the records relating to the calculation of Net Smelter Return for such year shall be audited and any resulting adjustments in the payment of the NSR Royalty payable shall be made forthwith. A copy of the said audit shall be delivered to the Recipient within 30 days of the end of such 140-day period.

2

4.
Each annual audit shall be final and not subject to adjustment unless the Recipient delivers to the Producer written exceptions in reasonable detail within three months after the Recipient receives the report. The Recipient, or its representative duly authorized in writing, shall at its expense have the right to audit the books and records of the Producer related to the Net Smelter Return to determine the accuracy of the report, but shall not have access to any other books and records of the Producer. The audit shall be conducted by a chartered or certified public accountant of recognized standing (the “Auditor”). The Producer shall have the right to restrict access to its books and records until execution of a written agreement by the Auditor that all information shall be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report. A copy of the Auditor’s report shall be delivered to the Producer and the amount, which should have been paid according to the Auditor’s report, shall be paid forthwith, one party to the other. In the event that the said discrepancy is to the detriment of the Recipient and exceeds 10.0% of the amount actually paid by the Producer, then the Producer shall pay the entire cost of the audit.

5.
In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by the Producer, charges, costs and penalties with respect to such operations, excluding transportation, shall mean reasonable charges, costs and penalties for such operations but not in excess of the amounts that the Producer would have incurred if such operations were carried out at facilities not owned or controlled by the Producer then offering comparable custom services.